Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into as of January 31, 2025, by and among TREES COLORADO, LLC, a Colorado limited liability company, or its assigns (“Buyer”), BEDDOR CLAUDE LLC D/B/A CHRONIC THERAPY, a Colorado limited liability company (the “Company”), and the individuals set forth on the signature page hereto (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”). Sellers and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A. Sellers own and operate a licensed retail marijuana dispensary and retail marijuana cultivation in Wheat Ridge, Colorado (collectively the “Business”);

B. Sellers are licensed and authorized to cultivate, possess, and sell retail marijuana at the Leased Premises under the Marijuana Code; and

C. Buyer desires to acquire, and Sellers desire to sell to Buyer, the Business by purchasing all of the outstanding membership interests in the Company.

NOW THEREFORE, the Parties agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms have the meanings set forth below unless defined elsewhere in this Agreement.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agreement” shall have the meaning as set forth in the preamble.

“Applicable City” means the City of Wheat Ridge, Colorado, as applicable.

“Application Fees” means all fees paid to Governmental Authorities associated with the Change of Ownership applications.

“Balance Sheet Date” shall have the meaning as set forth in Section 4.5.

“Business” shall have the meaning as set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Colorado are authorized or obligated to close.

“Buyer” shall have the meaning as set forth in the preamble.

“Buyer’s Closing Documents” shall have the meaning as set forth in Section 2.6(b) hereof.

“Buyer’s Statements of Fact” shall have the meaning as set forth in Article V hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change of Ownership” means the transfer of beneficial ownership of the Licenses from Sellers to Buyer.

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of the Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of the Person and which establish the legal personality of the Person.

“Claim” means any demand, claim, action, investigation, or Proceeding.

“Claiming Party” shall have the meaning as set forth in Section 10.3(a) hereof.

“Closing” and “Closing Date” shall have the meanings respectively as set forth in Section 2.5 hereof.

“Closing Working Capital” means the Working Capital as of the Closing Date.

“Company” shall have the meaning as set forth in the preamble.

“Company’s Statements of Fact” shall have the meaning as set forth in Article IV hereof.

“Competing Business” shall have the meaning as set forth in Section 6.7 hereof.

“Contract” means any legally binding written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least 50% of the voting securities in the corporation or of the voting interest in a partnership or limited liability company.

“CRAA” shall have the meaning as set forth in Section 10.5(a) hereof.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment , order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Sellers (or any predecessor of Sellers or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by Sellers, the Business (as currently or previously conducted), the assets of the Business or any activities or operations occurring or conducted at the Leased Premises (including, without limitation, offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing.

“ERISA” shall have the meaning as set forth in Section 4.15(a) hereof.

“Estimated Net Operating Working Capital” means the estimated Closing Working Capital.

“Excluded Liabilities” shall have the meaning as set forth in Section 2.7 hereof.

“Final Governmental Approval” means the final decisions by the MED and the Applicable City in writing approving the Change of Ownership.

“Final Judgement” shall have the meaning as set forth in Section 2.2(a)(ii).

“Financial Statements” shall have the meaning as set forth in Section 4.5.

“Fundamental Representations” shall have the meaning as set forth in Section 10.2(e).

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Holdback” shall have the meaning as set forth in Section 2.2 hereof.

“Indebtedness” shall have the meaning as set forth in Section 6.9 hereof.

“Intellectual Property” shall have the meaning as set forth in Section 4.11 hereof.

“Interim Period” means the time period from the date of this Agreement through and including the Closing.

“Interests” means all of the outstanding limited liability membership interests of the Company.

“Inventory Count” shall have the meaning as set forth in Section 2.3 hereof.

“JAG” shall have the meaning as set forth in Section 10.4(b) hereof.

“Knowledge” when used in a particular statement of fact in this Agreement, means the actual knowledge (as opposed to any constructive or imputed knowledge) of a Party or its owners, without inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of a Governmental Authority, except for any United States federal law, rule or regulation related to marijuana which this Agreement may violate.

“Leased Premises” means the premises located at 10030 West 27th Avenue, Wheat Ridge, Colorado 80215.

“Licenses” means the following licenses held by Sellers and any other applicable licenses of Sellers in the State of Colorado:

MED License No. 402R-00217 (retail dispensary)

MED License No. 403R-00287 (retail cultivation)

Wheat Ridge License No. 11810.1

“Lien” means any mortgage, lien, claim, pledge, charge, security interest, restriction, prior assignment and encumbrance of any kind whatsoever, or any conditional sale agreement or other title retention agreement.

“Loss” means any and all direct losses, judgments, liabilities, amounts paid in settlement, direct damages, fines, penalties, deficiencies, direct or indirect expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment).

“Marijuana Code” means, collectively, Sections 14 and 16 of Article XVIII of the Colorado Constitution, the Colorado Marijuana Code, §§ 44-10-101, ..et seq., C.R.S., as the same may be supplemented or amended from time to time, together with the regulations promulgated thereunder, and all applicable local Laws and regulations thereto promulgated by a Governmental Authority.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that results in a decrease of more then fifteen (15) percent in the assets, properties, financial condition, or results of operations on a Party, as the context dictates, taken as a whole.

“MED” means the Colorado Marijuana Enforcement Division.

“MIP” shall have the meaning as set forth in Section 2.7 hereof.

“MIP Assets” shall have the meaning as set forth in Section 6.11 hereof.

“Multiemployer Plan” shall have the meaning as set forth in Section 4.15(a) hereof.

“Party or Parties” shall have the meaning as set forth in the preamble.

“Permits” means all licenses (including the Licenses), permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted by a Governmental Authority related to the transactions contemplated by this Agreement.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, or Governmental Authority.

“Pre-Closing Period” shall mean any Tax period ending on or before the Closing Date and, in the case of a Straddle Period, the portion of such period through and including the Closing Date.

“Proceeding” means any complaint, lawsuit, action, suit, Claim (including claim of a violation of Law), or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority, arbitral tribunal or any other third party.

“Purchase Price” shall have the meaning as set forth in Section 2.2 hereof.

“Responding Party” shall have the meaning as set forth in Section 10.3(a) hereof.

“Restricted Period” shall have the meaning as set forth in Section 6.7 hereof.

“Restricted Territory” shall have the meaning as set forth in Section 6.7 hereof.

“Sellers” and “Sellers” shall have the meaning set forth in the preamble hereto. For purposes hereof, any reference to Sellers in the singular shall mean all Sellers for the purpose of any representations, warranties, covenants or other obligations or agreements set forth in this Agreement.

“Sellers’ Closing Documents” shall have the meaning as set forth in Section 2.6(a) hereof.

“Sellers’ Statements of Fact” shall have the meaning as set forth in Article III hereof.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Streamline” shall have the meaning as set forth in Section 4.11 hereof.

“Tangible Personal Property” shall have the meaning as set forth in Section 4.9(c) hereof.

“Target Working Capital” means an amount equal to $100,000.00.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, ad valorem, sales, use, employment, social security, disability, occupation, property, severance, value added, goods and services, documentary, stamp duty, transfer, conveyance, capital stock, excise, or withholding tax or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto.

“Tax Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any foreign or domestic government (or political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax.

“Taxpayer” shall have the meaning as set forth in Section 10.1(c) hereof.

“Tax Return” means any declaration, report, statement, form, return or other document or information required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Taxes” shall have the meaning as set forth in Section 6.8(c) hereof.

“Working Capital” means the aggregate of cash, depository accounts, and inventory minus current liabilities, accounts payable and accrued expenses.

1.2 Rules of Construction.

(a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. Words in the plural form include the singular form, and words in the singular form include the plural form. The words “includes” or “including” means “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which the words appear and any reference to a Law includes any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. dollars.

(c) Whenever this Agreement refers to a number of days, the number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then the action may be validly taken on or by the next day that is a Business Day.

(d) Each Party and its respective attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement will not be applicable to the construction or interpretation of this Agreement.

Article II
PURCHASE OF BUSINESS, PAYMENT, AND CLOSING

2.1 Purchase and Sale of Interests. Subject to the terms and conditions set forth in this Agreement, the Sellers hereby agree to sell, transfer, convey, assign and deliver to the Buyer at the Closing, and the Buyer hereby agrees to purchase, accept and acquire from the Sellers at the Closing, all of the issued and outstanding Interests, consisting all of the issued and outstanding membership interests of the Company, free and clear of any and all Liens.

2.2 Purchase Price; Holdback.

(a) The purchase price for the Interests is set forth in this Section 2.2 shall be an aggregate amount equal to $1,750,000 (as the same may be adjusted pursuant to Section 2.3 below), paid as follows (collectively, the “Purchase Price”).

(i) Subject to Section 2.3 below, Buyer shall deliver to Sellers the sum of $1,487,500 in cash upon the Closing.

(ii) The remaining $262,500 shall be deposited into escrow at Closing with an escrow agent mutually agreeable to the Parties (“Holdback”), pursuant to this Agreement and as otherwise set forth in the escrow agreement, the form of which is annexed hereto as Exhibit A. The Holdback may be applied by Buyer to pay any amounts owing or payable by the Company, or any Seller, to Buyer or to any other Person, with any remaining funds distributed to Sellers by such escrow agent. The Holdback shall be applied by Buyer as follows:

a. In the event of a Claim by Buyer for indemnification pursuant to Article X, Buyer shall notify Sellers of the Claim pursuant to Section 10.3 (a “Claim Notice”).

b. Upon delivery of a Claim Notice pursuant to Section 2.2(a), Sellers shall notify Buyer in writing within 14 days of the date of Buyer’s Claim Notice of any objection to the Claim. If Sellers object, for 60 days following the Claim Notice, the Parties shall negotiate in good faith any dispute related to the Claim, including without limitation a mediation conducted pursuant to Section 10.5 if agreed by the Parties. If the Parties are unable to reach a resolution regarding the Claim within such 90 days, Seller shall commence an arbitration pursuant to Section 10.5 or court Proceeding to determine the validity of the Claim no later than 150 days following the Claim Notice. If Sellers fails to timely commence an arbitration or court Proceeding, Sellers shall be deemed to have forever forfeited their rights to the amount of the Claim from the Holdback.

c. If (i) Sellers have not furnished Buyer with a written objection within 14 days of the date of Buyer’s Claim Notice, (ii) the Parties have agreed, subsequent to such Claim Notice, that a Seller or Sellers are obligated to indemnify Buyer for a specified amount, (iii) Sellers forfeit their rights to the Claim pursuant to Section 2.2(a)(ii)b; or (iv) the Parties have received an order of any arbitrator or court of competent jurisdiction related to the disposition of such Claim (a “Final Judgment”), Buyer shall be entitled to retain from the Holdback the amount determined to be owed to Buyer as set forth in Buyer’s Claim Notice, the agreement of the Parties, or the Final Judgment, as the case may be, and the Escrow Agent will be deemed authorized to release such amount to Buyer without further action from Sellers or the Company.

d. One (1) year following the Closing, the Parties shall direct the Escrow Agent to disburse fifty percent (50%) of the Holdback, less any amounts retained by Buyer pursuant to subsection (b) above, to each of the Sellers, pro rata, in the same ratio set forth in Section 2.4 below; provided, however, if an individual Seller is responsible for an indemnification Claim, any funds withheld pursuant to this Section 2.2 will be deducted dollar for dollar from such Seller’s portion of the disbursement otherwise set forth in Section 2.4.

e. Two (2) years following the Closing, the Parties shall direct the Escrow Agent to disburse the remainder of the Holdback, less any amounts retained by Buyer pursuant to subsection (b) above, to each of the Sellers, pro rata, in the same ratio set forth in Section 2.4 below; provided, however, if an individual Seller is responsible for an indemnification Claim, any funds withheld pursuant to this Section 2.2 will be deducted dollar for dollar from such Seller’s portion of the disbursement otherwise set forth in Section 2.4.

2.3 Purchase Price Adjustment.

(a) Three (3) days prior to Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Estimated Closing Working Capital at Closing, which statement shall contain an estimated balance sheet of the Company as of the date of Closing (without giving effect to the transactions contemplated herein). The cash and depository account valuation set forth in the Closing Working Capital Statement will be based on the actual cash on hand at the Leased Premises, plus the closing account balance for the Company’s bank accounts. The inventory valuation set forth in the Closing Working Capital Statement shall be based on a physical count of the inventory conducted jointly by the Buyer and Seller (“Inventory Count”) promptly prior to the Closing Date, including all inventory as of the date of the Inventory Count, whether or not such inventory has already been packaged and is on shelves, provided that, no more than forty (40) pounds of all inventory (including no more than twenty (20) pounds of all such Chronic Therapy-branded inventory) shall be non-prepackaged ‘deli style’ product, and explicitly excluding any other inventory with an expiration date of less than forty-five (45) days after the Closing Date. The valuation of the Company’s inventory will be calculated on the Company’s actual wholesale price paid for such inventory shown on purchase invoices or METRC transfer manifests, or for inventory from the Company’s cultivation, the Average Market Price for such inventory as of the Closing Date as published by the Colorado Department of Revenue from time to time. The Parties shall use commercially reasonable efforts to complete the physical count of the inventory on or before the close of business on the Closing Date, and such physical count shall be updated by the Company’s inventory records for the time period after the taking of such physical count through the Closing Date. The remaining items on the Closing Working Capital Statement shall be commercially reasonably determined and represent a fair and reasonable determination by Seller.

(b) At Closing:

(i) if the Closing Working Capital exceeds the Target Working Capital, the Purchase Price payable at Closing shall be correspondingly adjusted in Sellers’ favor in an amount equal to the excess of the Closing Working Capital over the Target Working Capital; or

(ii) if the Closing Working Capital is less than the Target Working Capital, the Purchase Price payable at Closing shall be correspondingly adjusted in Buyer’s favor in an amount equal to the excess of the Target Working Capital over the Closing Working Capital.

(iii) Notwithstanding the foregoing, in the event that the difference between the Target Working Capital and the Closing Working Capital is less than ten percent (10%), no adjustment to the Purchase Price pursuant to this Section 2.3 shall be made.

2.4 Allocation of Consideration. The Purchase Price shall be allocated among the Sellers in the respective amounts set forth on Exhibit B hereto.

2.5 Closing. The closing for the purchase and sale of the Interests (the “Closing”) will be held within fifteen calendar days of satisfaction of all closing conditions set forth herein including, without limitation, Final Governmental Approval (the “Closing Date”), unless otherwise agreed by the Parties. The Closing will be at a time agreed to by the Parties. The Parties intend for the Closing to take place by conference call and electronic transfer of signature pages and deliverables.

2.6 Documents Deliverable at Closing. At, or prior to, the Closing:

(a) Sellers shall provide to Buyer (collectively, “Sellers’ Closing Documents”):

(i) An executed Sellers’ Officer’s Certificate in the form attached hereto as Exhibit C;

(ii) Such membership interest powers and/or other instruments of transfer for the Interests as may be requested by Buyer;

(iii) Executed intercompany Intellectual Property License Agreements (“IP Agreements”), by and between Streamline Management, LLC, a Colorado limited liability company (“Streamline”) and the Company in substantially the form attached hereto as Exhibit D; and

(iv) Such other documents or instruments as may be requested by Buyer.

(b) Buyer shall provide to Sellers (collectively, “Buyer’s Closing Documents”):

(i) an executed Buyer’s Officer’s Certificate in the form attached hereto as Exhibit E; and

(ii) Such other documents or instruments as may be reasonably requested by Sellers.

2.7 Non-Assumption of Liabilities. Upon the sale and purchase of the Interests, except as set forth on Schedule 2.7, Buyer shall not assume nor agree to pay or discharge when due any debt, obligation, responsibility, claim or liability of any Seller and/or Affiliate thereof which arose prior to Closing, whether known or unknown, contingent or absolute, which shall include, but not be limited to: (i) all liabilities, obligations, contracts and commitments arising out of the ownership and operation of the Business that occurred prior to the Closing (except for accounts payable incurred in the normal course of business); (ii) any obligation or liability related to any present (prior to Closing) or former officer, director, shareholder, employee or agent of any Seller or any Affiliate or person or entity controlled or under common control with any such person; (iii) any obligation or liability of any kind arising out of noncompliance with any federal, state or local Laws; (iv) any indebtedness for borrowed money or any guarantee of any Seller and/or Affiliate; (v) any amounts due any member of Sellers or Affiliate; (vi) any liability relating to pension, profit-sharing, worker’s compensation or other employee benefit plan or policy; (vii) any liability resulting from injury to persons or property; or (viii) any liability, obligation, Claim or Loss whatsoever relating to, or arising out of, that certain retail marijuana manufacturing license No. 404R-00161 (the “MIP”) (collectively, “Excluded Liabilities”).

Article III
SELLERS’ STATEMENTS OF FACT

Each Seller severally, not jointly, states that the following are true as of the date of this Agreement:

3.1 Company Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite limited liability company power and authority to conduct the Business as it is now being conducted in accordance with the Laws.

3.2 Authority. Each Seller has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by Sellers at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to approvals required by the Marijuana Code. Subject to approvals required by the Marijuana Code, the execution and delivery of this Agreement and the other instruments to be delivered by Sellers at the Closing, and the performance by Sellers of their respective obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the instruments to be delivered by Sellers at the Closing will at the Closing be, duly and validly executed and delivered by Sellers and constitute (or, in the case of instruments to be delivered by Sellers at the Closing, will at the Closing constitute) the legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms, subject to approvals required by the Marijuana Code, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3 No Conflicts; Consents and Approvals. The execution and delivery by Sellers of this Agreement does not, and the performance by each Seller of its respective obligations under this Agreement does not:

(a) materially violate or result in a material breach of its respective Charter Documents;

(b) materially violate or result in a material default under any material Contract to which any Seller is a party, except for any violation or default that would not be expected materially adversely impact any Seller’s ability to perform its obligations hereunder; or

(c) materially violate or result in a material breach of any Law applicable to such Seller or (ii) require any consent or approval of any Governmental Authority other than the MED and the Applicable City and under any Law applicable to such Seller.

3.4 Capitalization. The authorized Interests consist of one hundred percent (100%) of the limited liability company membership interests, all of which are outstanding. All such Interests were duly authorized and validly issued and are fully paid and non-assessable and are owned by the Sellers in the respective amounts set forth on Exhibit B. Each Seller owns the Interests set forth opposite his or her name on Exhibit B beneficially and of record, free and clear of any Liens. There are no outstanding options, warrants, rights to acquire or subscribe to, or calls or commitments of any character whatsoever to which the Company or any Seller is a party or may be bound, requiring the issuance or sale of equity securities of the Company or securities or rights convertible into or exchangeable for such equity securities, and there are no contracts, commitments, understandings or arrangements for which the Company is or may become bound to issue additional equity securities or options, warrants or rights to acquire or subscribe to any additional equity securities or securities convertible into or exchangeable for such equity securities. There is no existing arrangement that requires or permits any equity securities of the Company to be voted by or at the discretion of anyone other than the record owner thereof and there are no proxies providing for such a voting arrangement. Except for restrictions imposed by applicable securities Laws, there are no restrictions of any kind on the transfer of any of the outstanding Interests.

3.5 Brokers. Except as set forth on Schedule 3.5, Sellers do not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers, the Company, or any of their respective Affiliates could become liable or obligated.

3.6 Intentionally omitted.

(Section 3.1 through Section 3.6 are collectively, “Sellers’ Statements of Fact”).

Article IV
COMPANY’S STATEMENTS OF FACT

The Company and each Seller severally, not jointly, states that the following statements are true as of the date of this Agreement:

4.1 Company Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite limited liability company power and authority to conduct the Business as it is now being conducted in accordance with the Laws.

4.2 Authority. The Company has all requisite power and authority to execute and deliver this Agreement and the other legal documents specified in this Agreement to be delivered by the Company at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to approvals required by the Marijuana Code. Subject to approvals required by the Marijuana Code, the execution and delivery of this Agreement and the other instruments to be delivered the Company at the Closing, and the performance the Company of their respective obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the instruments to be delivered by the Company at the Closing will at the Closing be, duly and validly executed and delivered by the Company and constitute (or, in the case of instruments to be delivered by the Company at the Closing, will at the Closing constitute) the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to approvals required by the Marijuana Code, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3 No Conflicts; Required Consents and Approvals. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its respective obligations under this Agreement does not:

(a) materially violate or result in a material breach of its respective Charter Documents;

(b) materially violate or result in a material default under any material Contract to which the Company are a party, except for any violation or default that would not be expected materially adversely impact any Seller’s ability to perform its obligations hereunder; or

(c) materially violate or result in a material breach of any Law applicable to the Company or (ii) require any consent or approval of any Governmental Authority other than the MED and the Applicable City and under any Law applicable to the Company.

4.4 Capitalization. The authorized Interests consist of one hundred percent (100%) limited liability company membership interests, all of which are outstanding. All such Interests were duly authorized and validly issued and are fully paid and non-assessable and are owned by the Sellers in the respective amounts set forth on Exhibit B. Each Seller owns the Interests set forth opposite his or her name on Exhibit B beneficially and of record, free and clear of any Liens. There are no outstanding options, warrants, rights to acquire or subscribe to, or calls or commitments of any character whatsoever to which the Company or any Seller is a party or may be bound, requiring the issuance or sale of equity securities of the Company or securities or rights convertible into or exchangeable for such equity securities, and there are no contracts, commitments, understandings or arrangements for which the Company is or may become bound to issue additional equity securities or options, warrants or rights to acquire or subscribe to any additional equity securities or securities convertible into or exchangeable for such equity securities. There is no existing arrangement that requires or permits any equity securities of the Company to be voted by or at the discretion of anyone other than the record owner thereof and there are no proxies providing for such a voting arrangement. Except for restrictions imposed by applicable securities Laws, there are no restrictions of any kind on the transfer of any of the outstanding Interests.

4.5 Financial Information; Statements; Accounts Payable.

(a) The financial statements of the Company for the years ended December 31, 2023 and 2022, together with any and all quarterly or interim statements in respect thereof, including the balance sheets, and related statements of operations, cash flows and members’ interest ownership of the Company, copies of which have been delivered to the Buyer or which will be delivered to the Buyer during the Interim Period (“Financial Statements”), fairly present the financial condition of the Company as of the dates set forth therein; and have been prepared in accordance in accordance with historical business practices of the Company consistently applied. All contingent liabilities of the Company have been disclosed in the Financial Statements, and the Company has not incurred any contingent liabilities subsequent to the most recent balance sheet dated November 30, 2024 (“Balance Sheet Date”) contained in the Financial Statements. The Financial Statements do not contain any misrepresentation of material fact or statement or omit any material fact or statement that would render such fact or statement, in the light of the circumstances under which they were made, misleading.

(b) The accounts payable and other accrued expenses included among the liabilities of the Company represent bona fide obligations incurred by the Company which arose in the ordinary course of its business. Set forth on Schedule 4.5 hereto is a list of all accounts payable and other accrued expenses as of the Balance Sheet Date, indicating the name of each payee, their relationship (if any) to the Company, the date each such payment is due and the nature of the transaction in which it was incurred if other than a trade payable incurred in the ordinary course of business.

4.6 Inventory and Supplies. The inventory and supplies of the Company were acquired in the ordinary course of the business of the Company. All such inventory is valued at the actual wholesale cost to the Company in accordance with consistent business practices. There are no actual or potential material liabilities or material obligations with respect to the return of inventory in the possession of customers. The inventories do not consist of any items held on consignment. The Company has good and merchantable title to each item of inventory and supplies free and clear of all Liens.

4.7 Accounts Receivable. The accounts receivable of the Company represent bona fide indebtedness incurred by account debtors and arose in the ordinary course of the business of the Company. Since the Balance Sheet Date, no event has occurred that would, under practices in effect by the Company when the Balance Sheet was prepared, require an increase in the reserves for any accounts receivable. To the knowledge of the Company, there is no contest, claim or right of set-off with any account debtor relating to the amount or validity of any account receivable other than those which do not exceed, in the aggregate, the reserve for uncollectible accounts contained in the Balance Sheet. The Company has good and merchantable title to each of the accounts receivable free and clear of all Liens.

4.8 Ordinary Course; No Material Adverse Change. The business of the Company has been conducted in the ordinary course since the Balance Sheet Date. The Company has not suffered any material adverse change in its business, operations, condition (financial or otherwise) or prospects subsequent to the Balance Sheet Date which would constitute a Material Adverse Effect.

4.9 Property.

(a) Real Property Leases. Schedule 4.9(a) hereto contains a description of all real property leased, licensed to or otherwise used by the Company (including, where available, the address thereof, a brief description of the premises and the structures and improvements thereon, the annual fixed rental, the expiration of the term and any extension options). A true and correct copy of each such lease, license and/or occupancy agreement, and any amendments thereto, has been delivered to Buyer, and no changes have been made thereto since the date of delivery. The Company has a valid and enforceable leasehold interest, free and clear of all Liens which individually or in the aggregate would have a Material Adverse Effect on the use or value thereof, in each parcel or tract of real property leased, licensed and/or occupied by it. Each such lease, license and/or occupancy agreement is valid, binding, and enforceable in accordance with its terms and is in full force and effect in all material respects. There are no existing material defaults thereunder by the Company or the lessor thereof and, to the knowledge of the Company, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any party or give any party the right to terminate, accelerate or modify such lease, license and/or occupancy agreement. No consent is required from the lessor under any lease, license and/or occupancy agreement of real property listed on Schedule 4.9(a) hereto in order to consummate the transactions contemplated hereby.

(b) Real Property. The Company does not own or have any right, title, or interest in any real property.

(c) Tangible Personal Property. Schedule 4.9(c) hereto lists, by categories, all equipment, machinery, and other similar tangible personal property, with an individual original cost of $10,000 or more, owned or leased by the Company (the “Tangible Personal Property”). The Company has good and marketable title to and is in possession of all items of tangible personal property used in its business (other than leased property), whether or not listed on Schedule 4.9(c) hereto, and such property is free and clear of all Liens, except for (i) Liens set forth on Schedule 4.9(c) hereto, (ii) Liens for Taxes not yet due, and (iii) imperfections in title, if any, which do not interfere with the conduct of the business of the Company, or detract from the value or materially adversely affect the marketability of such property. The Tangible Personal Property are free from patent material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(d) Condemnation. Neither the whole nor any portion of the Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no such condemnation, requisition or taking is, to the knowledge of the Company, threatened or contemplated.

(e) Intentionally deleted.

(f) Absence of Violations.

(i) None of the real or personal properties owned, leased, occupied or operated by the Company nor the leasing, occupancy or operation thereof, is in violation of any Law or any building, zoning, environmental or other ordinance, code, rule or regulation, except for violations which would not have a Material Adverse Effect on the Company.

(ii) No notice from any governmental body or other person has been served upon the Company or upon any property owned or, to the knowledge of the Company, leased, occupied or operated by the Company claiming any material violation of any such Law, ordinance, code, rule or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with such property which has not been complied with in all material respects. The Company has the right to use its properties for all operations currently conducted by it on such properties.

(iii) Each portion of the improvements on the Real Property is covered by a valid building permit therefor that has been filed in compliance with all local requirements with the building permit department in the locality where such Real Property is located. There is no alteration, improvement or change in use of any building or other improvement located on the Real Property that would require a new certificate of occupancy or amendment of an existing certificate of occupancy or building permit. The condition and use of the Real Property conforms to each applicable certificate of occupancy, and all other Permits required to be issued in connection with the Real Property. The Company has obtained all Permits necessary for the operation of the business of the Company on the Real Property.

4.10 Miscellaneous Contracts.

(a) Schedule 4.10(a) hereto contains an accurate and complete list of all material agreements, leases, licenses, contracts or commitments (whether oral or written) to which the Company is a party or by which any of its material assets are bound, including, without limitation, (i) royalty, distribution, sales representative, agency, territorial or license agreements, (ii) agreements or contracts with any officer, employee, director, shareholder, professional person or firm, independent contractor or advertising firm or agency, (iii) contracts or collective bargaining agreements with any labor union or representative of employees, (iv) agreements, contracts or commitments containing any covenant restricting the business conducted by the Company, (v) leases of real and personal property, (vi) agreements or contracts granting or agreeing to grant any person or entity sourcing, marketing, distribution or similar rights, (vii) purchase and sales orders and commitments and agreements or contracts with vendors, contractors or customers, (viii) powers of attorney, (ix) loans, financing or other credit arrangements or agreements under which money has been borrowed or loaned (including security agreements relating thereto), (x) bonds, fidelity or surety contracts, guarantees or similar obligations, (xi) employment, consulting, pension, profit sharing, retirement, severance, matching gift, bonus, stock option, employee stock ownership, employee or officer incentive or other compensation or employee benefit contracts, plans or agreements, (xii) commitments or contracts relating to political contributions or donations, (xiii) agreements restricting dividends or distributions or the right to conduct business and (xiv) joint venture agreements. For purposes of this Section 4.10, an agreement, lease, license, contract or commitment shall be deemed “material” if it either (a) obligates the Company to pay an amount of $25,000 or more, (b) cannot be terminated by providing less than ninety (90) days’ notice or by paying any penalty, or (c) could have a significant impact on the Company’s operations, regardless of the monetary value involved. Complete and accurate copies of all such listed contracts or other obligations have been delivered by the Company to Buyer.

(b) No Defaults. Except as set forth on Schedule 4.10(b) hereto, the Company (i) is not in default under any material contract, commitment or agreement to which it is a party or under which it is obligated or bound or to which any of its properties may be subject, and there is no material breach or default on the part of the Company that, with notice or lapse of time, or both would constitute a default by any party to any of these agreements or give them any right to terminate, cancel, accelerate or modify any of these agreements, (ii) has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not to exercise any renewal or extension options or rights under any of these agreements, and (iii) has not waived or exercised any material renewal or extension options or rights under any of these agreements.

4.11 Intellectual Property. Set forth in Schedule 4.11 hereto is a true and correct list of all trademarks, trade names, patents, service marks and copyrights, including any applications therefor (collectively, the “Intellectual Property”), used in connection with the Business, all of which is licensed to the Company by Streamline.

4.12 Legal Proceedings. Except as set forth in Schedule 4.12, here are no Claims or Proceedings instituted by or against, or, to the knowledge of the Company, threatened against the Company, whether at law, in equity or admiralty or before any governmental department, commission, board, agency or instrumentality, domestic or foreign, whether or not fully covered by insurance. To the knowledge of the Company, the Company is not subject to any order, writ, injunction or decree of any court or any governmental department, commission, board, agency, or instrumentality, domestic or foreign, having jurisdiction over it.

4.13 Licenses and Compliance with Law. The Company holds and is in material compliance with all Permits required by it in connection with the conduct of the Business. All of the Permits are in full force and effect and will continue to be in full force and effect in all material respects pursuant to their respective terms after the Closing of the transactions contemplated hereby. All of the Permits and the expiration dates thereof, if any, are set forth on Schedule 4.13 hereto. The Company has complied and is currently in material compliance with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgements, orders, decrees, rulings, and changes thereunder) of federal, state, local and foreign governments (and all agencies thereof), asserting or claiming jurisdiction over it or over any part of its operations, and no Proceedings or notices have been filed or, to the knowledge of the Company, threatened against the Company alleging any failure to comply.

4.14 Labor Matters.

(a) No employees of the Company are covered by a collective bargaining agreement and no collective bargaining agreement binding on the Company restricts the Company from relocating or closing any or all of its business or operations.

(b) There are currently pending, and during the past three (3) years there has been, no strike, lockout, picketing, slow-downs or work stoppages with respect to the Company and, to the knowledge of the Company, no such strikes, picketing, lockouts, slow-downs or work stoppages are threatened.

(c) There has not existed during the past three (3) years, does not currently exist and to the knowledge of the Company, is not currently threatened, any grievance, arbitration proceeding, charge or complaint filed on behalf of an employee or labor organization, before the National Labor Relations Board, the Equal Employment Opportunity Commission, state and local civil rights agencies, federal or state departments of labor, the various occupational health and safety agencies or any judicial or arbitration forum with respect to the Company.

(d) The Company is and has been in compliance, in all material respects, with all applicable Laws, regulations, policies, procedures and contractual obligations relating to employment, employment practices, wages, hours, discrimination, safety and health of employees, workers compensation, unemployment insurance, withholding of wages, and terms and conditions of employment. All personnel manuals, handbooks, policy and procedure manuals applicable to the employees of the Company have been disclosed and made available to Buyer.

(e) Except as set forth in Schedule 4.14 hereto, the Company has not closed any plant or facility, effectuated any mass layoff of employees as defined under the Workers Adjustment and Retraining Notification Act (or other similar state Law), implemented any early retirement or separation program during the past three (3) years nor has the Company announced any such action or terminated the employment of any persons during the past three (3) years whose compensation exceeded $50,000 per annum.

(f) Except as set forth on Schedule 4.14 hereto, the Company is not liable for any severance pay or other payments to any employee or former employee due to the termination of employment and will not have any liability under any benefit or severance plan, policy, practice, program or agreement which exists or may be deemed to exist under any applicable Law, as a result of the transactions contemplated hereunder.

4.15 Employee Benefit Plans.

(a) Schedule 4.15(a) hereto lists any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, cafeteria, life, health, accident, disability, welfare, worker’s compensation or other insurance, severance, separation or other employee benefit plan of any kind, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (other than a “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA; a “Multiemployer Plan”) established by the Company or to which the Company contributes or has contributed (including employee benefit plans not now maintained by the Company or to which the Company does not now contribute, but with respect to which the Company has or may have any liability). No such employee benefits plan is or was subject to Title IV of ERISA. With respect to each employee benefit plan (where applicable): the Company has delivered or made available to Buyer complete and accurate copies of (i) all plan texts and agreements, (ii) material communications to employees with respect to benefit commitments, and (iii) the most recent determination letter received from the Internal Revenue Service.

(b) Each employee benefit plan listed in Schedule 4.15(b) and any related trust agreements, annuity contracts, insurance contracts or other instruments are in compliance in all material respects both as to form and operation with the requirements of ERISA and the Code to the best of the Company’s knowledge and belief. Any non-compliance not known to the Company shall not constitute a breach of this contract.

(c) No “pension plan” (within the meaning of Section 3(2) of ERISA) maintained by the Company which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Each pension plan which is intended to be qualified under Section 401(a) of the Code has been determined to be qualified by the Internal Revenue Service.

(d) The Company has not communicated (whether orally or in writing) generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to any employee benefit plan set forth on Schedule 4.15(a) hereto beyond those reflected in such plans or (ii) the adoption or creation of any new benefit plan.

(e) All reports and applications relating thereto required by any government agency have been timely filed and all contributions required to be made to each employee benefit plan under the terms of such plan, ERISA, the Code or other applicable Law have been timely made. Schedule 4.15(e) hereto sets forth the liability of the Company, if any, for contributions accrued with respect to such employee benefit plans and either not yet paid or not recorded on the Financial Statements.

(f) The Company has not engaged in, and, to the knowledge of the Company and each of the Sellers, no fiduciary of any such employee benefit plan has engaged in, any transaction in violation of Section 406 of ERISA or any “prohibited transaction” (within the meaning of Section 4975 of the Code) for which no exemption exists under ERISA or the Code.

(g) The Company does not maintain or contribute to any employee benefit plan which provides, and has no liability or obligation to provide, life insurance, medical or other employee welfare benefits to any employee (or such employee’s beneficiary) upon such employee’s retirement or termination of employment, except as may be required by federal, state or local Laws, rules or regulations, and the Company has never represented, promised or contracted to any employee that such employee would be provided with life insurance, medical or other employee welfare benefits upon such employee’s retirement or termination of employment, except to the extent required by federal, state or local Laws, rules or regulations.

(h) The Company has not taken any action, and, to the knowledge of the Company, no action or event has occurred that could cause the Company to incur materiality liability, fines or penalties under ERISA or the Code in respect of an employee benefit plan (other than routine claims for benefits or normal operations of the plan).

(i) Except as set forth on Schedule 4.15, the Company is not now nor has ever been a contributing employer with respect to any Multiemployer Plan. There is no circumstance, event or condition which could cause the Company to incur any liability in respect of an employee benefit plan maintained by any entity which is (or at any relevant time was) a member of a “controlled group of corporations” (within the meaning of Section 414(c) of the Code) with the Company or under “common control” (within the meaning of Section 414(c) of the Code) with the Company.

(j) The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or (ii) accelerate the time of payment, vesting or increase the amount of compensation due to any such individual.

4.16 Relationships with Suppliers. Schedule 4.16 hereto sets forth a complete and correct list of the names and addresses of the ten (10) largest suppliers of the Company during the Company’s fiscal year ended December 31, 2023, as well as the total sales to or purchases from such suppliers made by the Company during such year. No such supplier of the Company has advised the Company, formally or informally, and the Company has no knowledge that any such supplier intends to terminate, discontinue, or substantially reduce its business with the Company by reason of the transactions contemplated by this Agreement or otherwise.

4.17 Consultants. Set forth on Schedule 4.17 hereto is a list of all of the outside consultants currently retained by the Company and a summary of the material terms of any arrangements or agreements between the Company and those consultants.

4.18 Absence of Changes. Except as set forth on Schedule 4.18, since the Balance Sheet Date there has not been:

(a) any material damage, destruction, or casualty loss (whether or not covered by insurance) suffered by the Company;

(b) any change in the condition (financial or otherwise), business, properties, assets, liabilities, earnings, business, or prospects of the Company, other than changes in the ordinary course of business which individually or in the aggregate are not materially adverse;

(c) any transaction material to the business or the assets of the Company, except in the ordinary course of business;

(d) any employment agreement or deferred compensation agreement entered into between the Company and any of its employees providing for payments in excess of $25,000; or any increase, not in the ordinary course of business, in the compensation payable or to become payable by the Company or the adoption of any new (or amendment to or alteration of any existing) bonus, incentive, compensation, pension, stock, matching gift, profit sharing, retirement, death benefit or other fringe benefit plan;

(e) any increase in the aggregate indebtedness for borrowed money or any increase in purchase commitments or other liabilities or obligations (whether absolute, accrued, contingent or otherwise) incurred by the Company, except for liabilities, commitments and obligations incurred in the ordinary course of business;

(f) any Lien created on any of the assets of the Company;

(g) any material labor dispute involving the employees of the Company;

(h) any sale, assignment, transfer or other disposition or license of any material tangible or intangible assets of the Company, other than the sale of inventory in the ordinary course of business; provided, however, that the Company’s surrender of the MIP License and sale of all equipment, inventory and other tangible and intangible assets associated therewith in the Company’s discretion shall not be prohibited hereby;

(i) any amendment, termination, or waiver by the Company of any right, where the value of such right exceeds a defined monetary threshold, belonging to it;

(j) any amendment of the Articles of Organization or Operating Agreement of the Company;

(k) any declaration, payment or setting aside by the Company of any dividend or other distribution of assets, pro rata or otherwise, to its stockholders or any direct or indirect purchase, redemption or retirement or other acquisition by the Company of any shares of its capital stock;

(l) any capital expenditure or commitment by the Company not fully paid for; or

(m) any agreement by the Company to do any of the foregoing.

4.19 Bank Accounts. Schedule 4.19 hereto sets forth: (a) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (b) the name of each person, corporation, firm, association or business organization, entity or enterprise holding a general or special power of attorney from the Company and a summary of the terms thereof.

4.20 Insurance. Schedule 4.20 hereto sets forth each insurance policy (specifying the insurer, the type of insurance and the policy number) maintained by the Company on its properties, assets, products, business or personnel, and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the properties and assets owned, leased, occupied or operated by the Company or the conduct of its business. The Company is not in default with respect to any provision contained in any material insurance policy and has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion. The Company has maintained comparable insurance with carriers which are, to the knowledge of the Company and each of the Sellers, financially sound and of good reputation continuously for the past five (5) years and such insurance is, and has been adequate as to coverage, and in amounts, in accordance with the standards of the industry in which the Company operates. True and complete copies of all liability insurance policies of the Company which are in effect have heretofore been delivered by the Sellers to Buyer.

4.21 Taxes. Except as set forth on Schedule 4.21, for the last three (3) years, the Company has (i) duly and timely filed or caused to be filed with the Tax Authority each Tax Return that is required to be filed by or on behalf of the Company or that includes or relates to the Company, its income, sales, assets or business, which Tax Return is true, correct and complete, (ii) duly and timely paid in full, caused to be paid in full, all Taxes due and payable, and (iii) has properly accrued on the books and records of the Company, in accordance with historical business practices of the Company, a provision for the payment of all Taxes due or claimed to be due or for which the Company otherwise is or may be liable;

(a) the Company has complied in all material respects with all applicable Laws relating to the payment, collection or withholding of any Tax, and the remittance thereof to any and all Tax Authorities, including, but not limited to, Code sections 1441, 1442, 1445 and 3402;

(b) there is no Lien for Taxes upon any asset or property of the Company (except for any statutory Lien for any Tax not yet due);

(c) no Tax Return filed by or on behalf of the Company or that includes or relates to its income, sales, assets or business, has ever been examined, audited or reviewed by any Tax Authority;

(d) no audit, examination, investigation, reassessment or other administrative or court proceeding is pending, proposed, or to the Company’s knowledge, threatened with regard to any Tax or Tax Return or the payment, collection or withholding of any Tax;

(e) the Company has not received a ruling from any Tax Authority or signed an agreement with any Tax Authority and has not requested a ruling from or an agreement with any Tax Authority, and there is no outstanding subpoena or request for information or documents from any Tax Authority, with respect to any Tax for which the Company is or may be liable or with respect to the Company’s income, sales, assets or business;

(f) the statute of limitations for the assessment or collection of any Tax for which the Company is or may be liable or with respect to the Company’s income, sales, assets or business has never been extended or waived;

(g) the Company has not requested an extension of time within which to file any Tax Return in respect of any Tax period which has not since been filed;

(h) all Taxes assessed or proposed to be assessed with respect to the Company’s income, sales, assets or business, or for which the Company is or may be liable have been paid for the last three (3) years;

(i) any deficiency or adjustment related to or in connection with any Tax for which the Company is or may be liable or with respect to the Company’s income, sales, assets or business that is or was required to be reported to any Tax Authority has been so reported, and any additional Taxes owed with respect thereto have been paid for the last (3) years;

(j) there is no closing agreement, within the meaning of Code section 7121 or any analogous provision of applicable Law relating to any Tax for which the Company is or may be liable or with respect to the Company’s income, sales, assets or business;

(k) the Company does not have, and is not expected to have, any liability in respect of any Tax as a transferee or successor of any Person (including, but not limited to, liability arising under Treas. Reg. §1.1502-6), and the Company is not, and never has been, a party to any Tax allocation, Tax indemnification or Tax sharing contract or agreement;

(l) there is no power of attorney in effect relating to any Tax for which the Company is or may be liable or with respect to the Company’s income, sales, assets or business;

(m) the Company is not a party to any contract, agreement or other arrangement that would result, alone or in conjunction with any other contract, agreement or other arrangement, in the payment of any amount that would not be deductible by reason of Code sections 162, 280G or 404 or any similar provision of applicable Law;

(n) intentionally omitted;

(o) the Company does not have any “tax-exempt use property” within the meaning of Code sections 168(g) or (h) or any similar provision of applicable Law with respect to the Company, its income, sales, assets or business;

(p) intentionally omitted;

(q) no election under Code section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company;

(r) the Company is not, nor has it been, a “United States real property holding corporation” within the meaning of Code section 897(c)(2) at any time during the applicable period referred to in Code section 897(c)(1)(A)(ii);

(s) intentionally omitted;

(t)  no jurisdiction where the Company does not file a Tax Return has made or to the Company’s knowledge, threatened to make a claim that the Company is required to file a Tax Return for such jurisdiction;

(u) the Company has not changed any method of accounting, received a ruling from any Tax Authority or signed an agreement with any Tax Authority;

(v) all elections with respect to any Tax of the Company are set forth in Schedule 4.21;

(w) the Company (i) is not required to include in income any adjustment pursuant to Code section 481(a) (or any similar provision of applicable Law) by reason of a change in accounting method, and no Tax Authority has proposed any such adjustment or change of accounting method, and (ii) has neither deferred any income to a period after the Closing Date that has economically accrued or is otherwise attributable to a period prior to the Closing Date nor accelerated any deductions into a period ending on or before the Closing Date that will or may economically accrue after the Closing Date;

(x) other than those Taxes subject to indemnification pursuant to Section 10.1(c) and penalties and interest for failure to adequately disclose a Code section 471(c) tax position, the Company has no tax liability, including penalties and/or interest, relating to any tax election, tax accounting method, or tax treatment of deductions claimed under Code section 471(c) for any Pre-Closing Period; and

(y) Schedule 4.21 sets forth a list of all jurisdictions (both foreign and domestic) in which any Tax Returns have been filed by or on behalf of the Company, respectively, or with respect to the Company’s income, sales, assets or business since close of third preceding calendar year and a description of each such Tax Return and the period for which it was filed; and the Company has provided to Buyer (i) a copy of all Tax Returns for the past three (3) years, and (ii) all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Tax for which the Company is or may be liable with respect to the Company’s income, sales, assets or business.

4.22 Operating Facility. The licensed business at the Leased Premises is a Retail Marijuana Store and Retail Marijuana Cultivation, as each is defined in the Marijuana Code.

4.23 Third Party Obligations. The Company has no material obligation or liability, either actual or accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any person, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks endorsed or made in the ordinary course of business.

4.24 Other Entities. The Company does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity.

4.25 No Undisclosed Liabilities. The Company does not have any liabilities or obligations (whether fixed, accrued, absolute, contingent, secured, unsecured or otherwise and whether due or to become due and including, without limitation, Tax liabilities) which individually or in the aggregate would be deemed material, other than those set forth in the Financial Statements and those incurred thereafter in the ordinary course of its business.

4.26 Prohibited Payments. Neither any Seller nor the Company nor, to the knowledge of the Company and each of the Sellers, any of the Company’s Affiliates or any employee or agent of the Company has offered, paid or agreed to pay to any person or entity, including any government official, or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of obtaining or maintaining business for the Company or otherwise affecting the business, operations, prospects, properties, or condition (financial or otherwise) of the Company and which is or was in violation or any ordinance, regulation or Law, or, in the case of payment of money or anything of value, if not in violation of any such ordinance, regulation or Law, is not properly and correctly recorded or disclosed on the books and records of the Company as an expense. The Company has not engaged in any transaction, maintained any bank account or used any other funds except for transactions, bank accounts and funds which have been and are properly and correctly reflected in the normally maintained books and records of the Company.

4.27 Brokers. Except as set forth on Schedule 4.27, the Company do not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for the Company, or any of their respective Affiliates, could become liable or obligated.

4.28 Environmental Matters.

(a) To the Company’s knowledge, the Company is in material compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws, insofar as failure to comply with the same could result in any liability affecting, or other reduce the value of the assets of the Business. There are no liabilities arising in connection with or in any way relating to such assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(b) There has not been any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from the Company’s or its agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance, that could result in any liability affecting, or other reduce the value of, the assets or Business. The Company has taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by the Company (or any of its agents) thereunder. There is no Proceeding, notice or demand letter pending or threatened against the Company relating in any way to Environmental Laws, or notice or demand letter issued, entered, promulgated, or approved thereunder. No property now or previously owned, leased or operated by the Company, nor any property to which Hazardous Substances located on or resulting from the use of any asset or the Leased Premises have been transported, is listed or, to Company’ Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(c) The Company has not used any pesticide or herbicide at the Leased Premises except as permitted by the Marijuana Code.

4.29 Product Liability. To the Company’s knowledge, neither the Company nor any Affiliate has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, designed, sold, leased, or delivered by any of the Company or any Affiliate.

4.30 Affiliate and Associate Transactions. The Company has no loan or advance outstanding to any member, officer, director or employee and no officer or director of the Company or any Affiliate of any Seller or any such officer or director has, either directly or indirectly:

(a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which purchases from or sells or furnishes to the Company any goods or otherwise does business with the Company; or

(b) a beneficial interest in any contract, commitment or agreement to which the Company is a party or under which the Company is obligated or bound or to which the property of the Company may be subject, other than contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company; provided, however, that such representation and warranty in clauses (a) and (b) above shall not apply to the ownership, as a passive investment, by any such employee, officer, director, or Affiliate, of less than three percent (3%) of a class of securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market.

(Section 4.01 through Sections 4.30 are collectively, “Company’s Statements of Fact”).

Article V
BUYER’S STATEMENTS OF FACT

Buyer states that the following statements are true as of the date of this Agreement:

5.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to conduct its business as it is now being conducted.

5.2 Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by Buyer at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to Final Governmental Approval. The execution and delivery by Buyer of this Agreement and the other instruments to be delivered by Buyer at the Closing, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the instruments to be delivered by Buyer at the Closing will at the Closing be, duly and validly executed and delivered by Buyer and constitutes (or, in the case of instruments to be delivered by Buyer at the Closing, will at the Closing constitute) the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3 No Conflicts; Consents and Approvals. The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby do not:

(a) violate or result in a breach of its Charter Documents;

(b) violate or result in a default under any material Contract to which Buyer is a party, except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder; or

(c) (i) violate or result in a breach of any Law applicable to Buyer or (ii) require any consent or approval of any Governmental Authority (other than the MED and any Applicable City) under any Law applicable to Buyer.

5.4 Proceedings. There is no Proceeding pending or, to Buyer’s Knowledge, threatened, against Buyer before or by any Governmental Authority, which seeks a writ, judgment order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

5.5 Compliance with Laws and Orders. Buyer is not in violation of, or in default under, any Law or order applicable to Buyer the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder.

5.6 Broker. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of its Affiliates could become liable or obligated.

5.7 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.8 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article III, and the Company set forth in Article IV, of this Agreement (including related portions of the Schedules); and (b) neither the Sellers, the Company, nor any other Person has made any representation or warranty as to Sellers, the Business, the Company or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Schedules). Notwithstanding anything to the contrary in this Section 5.8, nothing in this Section 5.8 will limit Buyer’s rights with respect to claims for fraud.

(Section 5.1 through Section 5.8 are collectively, “Buyer’s Statements of Fact”).

Article VI
COVENANTS

6.1 Regulatory and Other Approvals. During the Interim Period:

(a) Each Party shall attempt to obtain as promptly as practicable all material consents and approvals that either Party or its respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the obtaining of the consents and approvals will not be a condition to the Closing except to the extent set forth in Articles VII or VIII, as applicable.

(b) Each Party shall (i) make or cause to be made the filings required of the Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with the filings, as promptly as is reasonably practicable, provided that, for purposes of clarification; (ii) cooperate with the other Party and furnish the information that is reasonably necessary in connection with the other Party’s filings; (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement as promptly as is reasonably practicable; (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of the filings; (v) reasonably consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions or other Proceedings with Governmental Authorities relating to the filings; (vi) comply, as promptly as is reasonably practicable, with any requests received by the Party under any Laws for additional information, documents or other materials with respect to the filings, (vii) attempt to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (viii) reasonably contest and resist any action or other Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.

(c) If a Party (or any of its applicable Affiliates) intends to participate in any meeting with any Governmental Authority with respect to the filings and if permitted by, or acceptable to, the applicable Governmental Authority, it shall give the other Party reasonable prior notice of, but in any event not less than five business days prior to such meeting (unless by the nature of the meeting such notice is impractical) and an opportunity to participate in, the meeting.

(d) In connection with any such filings, Buyer shall cooperate in good faith with Governmental Authorities and with Sellers and undertake promptly any and all action required to lawfully complete the transactions contemplated by this Agreement.

(e) Each Party shall provide prompt notification to the other when it becomes aware that any such consent or approval referred to in this Section 6.1 is obtained, taken, made, given or denied, as applicable.

(f) In furtherance of the foregoing covenants:

(i) Each Party shall prepare and file, or cause its Affiliates to prepare and file, as soon as is practicable following the execution of this Agreement and in no case later than fifteen (15) days therefrom, all necessary filings applicable to it and in connection with the transactions contemplated by this Agreement that may be required under any Laws.

(ii) Each Party shall promptly furnish the other Party with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it, and shall cooperate in the preparation of the filings as is reasonably necessary and appropriate.

(iii) Each Party shall not, and shall cause its respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority.

6.2 Access of Buyer; Due Diligence. During the Interim Period, Sellers shall provide Buyer with reasonable access, upon reasonable notice (but not during normal business hours), to the Business and the Leased Premises, subject to the Marijuana Code; provided, however, that and the Parties shall thereafter reasonably coordinate such access and requests with the Sellers so as to minimize any adverse impact upon the Business, and its staffing, prior to Closing. During the Interim Period, Sellers shall provide Buyer, upon request, with access to Sellers’ books and records, Sellers’ standard operating procedures, and with reasonable access to Sellers’ employees in order to allow Buyer to conduct due diligence.

6.3 Certain Restrictions. During the Interim Period, except as permitted or required by the other terms of this Agreement, or consented to in writing by Buyer, Sellers shall not, and shall cause the Company not to take any of the following actions:

(a) Sell, lease, transfer, pledge or otherwise dispose of any of the Interests or any assets of the Business or place any Liens or encumbrances thereon; provided, however, that Sellers and the Company shall not be prohibited from selling and/or otherwise disposing of the MIP License and/or the MIP Assets and, thereafter, distributing any proceeds of sale (if any) to the Sellers prior to Closing;

(b) Issue any new Interests;

(c) Fail to maintain in full force and effect any of the Licenses;

(d) Fail to perform obligations under any Contracts;

(e) Increase the salary or compensation or benefits of any employee or contractor, except in the ordinary course consistent with past practice, and provided Sellers delivers written notice to Buyer of same;

(f) Incur any liabilities of Sellers other than in the ordinary course of business.

(g) Make capital expenditures in excess of $15,000;

(h) Invest in or make any loans to any person or entity in excess of $15,000;

(i) Dissolve the Company or file or declare bankruptcy, insolvency or similar action;

(j) Operate the Business or any assets thereof, in any way other than in the ordinary course of business consistent with past practices; provided, however, that Sellers and the Company shall not be prohibited from selling and/or otherwise disposing of the MIP License and/or the MIP Assets and, thereafter, distributing any proceeds of sale (if any) to the Sellers prior to Closing;

(k) Sell the Business or any assets thereof outside of the ordinary course of business; provided, however, that Sellers and the Company shall not be prohibited from selling and/or otherwise disposing of the MIP License and/or the MIP Assets and, thereafter, distributing any proceeds of sale (if any) to the Sellers prior to Closing;

(l) Enter into or materially amend any material Contract, lease or other arrangement; or

(m) Enter into any agreement, commitment or understanding, whether in writing or not, to take any of the above actions.

6.4 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at a Party’s request and without further consideration, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

6.5 Buyer’s Obligations if No Closing. If the Closing does not occur by reason of Buyer’s default for any reason or if Buyer terminates this Agreement after Final Governmental Approval, Buyer shall cooperate with Sellers in executing all documents reasonably necessary to void the Change of Ownership.

6.6 Application Fees. Buyer and Sellers shall share equally the application fees associated with up to four (4) change of ownership applications (two (2) applications for MED and two (2) applications for the Applicable City); provided however, Buyer shall exclusively pay all other application and other fees (if any) associated with the change of ownership contemplated hereby including, without limitation, all controlling beneficial owner applications as required by the MED and/or the Applicable City pursuant to the Marijuana Code. At Closing, all annual licensing fees of the Company shall be prorated between Buyer and Seller as of the date of Closing.

6.7 Non-Solicitation.

(a) The “Restricted Period” begins on the Closing Date and ends on the second anniversary of the Closing Date.

(b) “Competing Business” means any dispensary engaged in the retail sale of marijuana or marijuana-infused products; provided, however, that “Competing Business “shall expressly (i) the operations of or related to Chronic Therapy-Cortez, LLC (the “Cortez Affiliate”) regarding its dispensary options, unless the Cortez Affiliate attempted to open a licensed dispensary within the Restricted Territory; or (ii) the cultivation or wholesale sale of marijuana or marijuana-infused products, whether or not within the Restricted Territory.

(c) “Restricted Territory” means a 15-mile radius of the Colorado Capital Building.

(d) During the Restricted Period in the Restricted Territory, Sellers and their Affiliates shall not engage in, invest in, or otherwise participate in, directly or indirectly, any Competing Business unless agreed to in writing by the Parties.

(e) During the Restricted Period in the Restricted Territory, Sellers and their Affiliates shall not employ, retain, engage, or solicit the employment or engagement of services of any employee of Buyer, the Business or any of Buyer’s Affiliates on a full- or part-time basis.

(f) During the Restricted Period in the Restricted Territory, Sellers and their Affiliates shall not solicit customers, whether prior, existing or future, of the Business in connection with a Competing Business.

(g) Any violation of this Section 6.7 may result in irreparable injury to Buyer and the Business and Buyer will be entitled to seek an injunction against Sellers and its Affiliates from any court having jurisdiction over the matter, restraining any further violation of this Section 6.7, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Each of Sellers and its Affiliates acknowledges that it has carefully read this Agreement and has given careful consideration to the restraints imposed upon Sellers by this Section 6.7 and is in full accord as to their necessity for the reasonable and proper protection of the legitimate business interests relating to the Business and Buyer’s business now existing and to be developed in the future. Each of Sellers and its Affiliates expressly acknowledges and agrees that each and every restraint imposed by this Section 6.7 is reasonable with respect to subject matter, time period and geographical area.

(h) If any covenant set forth in this Section 6.7 is adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by the applicable Law. The covenants contained in this Section 6.7 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction. To the extent the provisions of this Section 6.7 conflict with the provisions of Section 11.2, the provisions of this Section 6.7 will control.

(i) Sellers shall cause its Affiliates to comply with the obligations set forth in this Section 6.7.

6.8 Tax Matters.

(a) Filing of Tax Returns.

(i) Sellers, at their sole cost and expense, shall (i) timely prepare and file, or shall cause to be timely prepared and filed (taking into account applicable extensions of time to file), all income Tax Returns required to be filed by or on behalf of the Company that relate solely to a Pre-Closing Period (the “Seller Prepared Returns”); and (ii) timely pay all Taxes that are shown with respect to any Seller Prepared Returns to the extent not included in existing indebtedness or working capital.

(ii) The Buyer, at its sole cost and expense, shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company other than Seller Prepared Returns, including with respect to any Straddle Periods (the “Buyer Prepared Returns”). With respect to Buyer Prepared Returns that are required to be filed by Buyer after the Closing Date and that relate to a Pre-Closing Period (including Straddle Periods), Buyer shall submit to the Sellers for review and comment at least thirty (30) days prior to the due date of the Buyer Prepared Return to the extent possible taking into account the due date for such Buyer Prepared Return, such that Sellers will have thirty (30) days to review and propose any reasonable changes to such Buyer Prepared Returns prior to the Company’s filing thereof. At least five (5) Business Days prior to the date on which such Taxes are required to be paid, Sellers shall (a) in the case of any Tax Returns with respect to a taxable period ending on or prior to the Closing Date, pay over to Buyer the amount of any Taxes shown as due on such Tax Returns and (b) in the case of any Tax Returns with respect to Straddle Periods, pay over to Buyer, Sellers’ allocable amount of any Taxes shown as due on such Tax Returns, to the extent not included in existing indebtedness or working capital; provided, however, Sellers shall only be liable to the extent that Buyer provides copies of such draft post-Closing Tax Returns to Sellers no less than thirty (30) days prior to the proposed date of filing, such that Sellers will have thirty (30) days to review and propose any reasonable changes to such post-Closing Tax Returns prior to Company’s filing thereof.

(b) Straddle Period Taxes. For purposes of this Agreement, in the case of a Straddle Period, any Taxes based on income, revenues, receipts or payroll shall be apportioned to that portion of the Straddle Period ending on the Closing Date based on the actual operations of the Company and treating the Closing Date as the last day of a taxable period (allocating exemptions, allowances, or deductions that are calculated on an annual or period basis between the Pre-Closing Period and the portion of the Straddle Period after the Closing Date based on the number of days of the Straddle Period occurring in each such period), and all other Taxes shall be apportioned to that portion of the Straddle Period ending on the day immediately prior to the Closing Date by multiplying the Taxes payable for such Straddle Period by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(c) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (and related Tax Return preparation and filing costs) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by the Company and Buyer. Buyer and the Company shall timely file any tax return or other document with respect to such taxes or fees.

(d) Cooperation. The Sellers and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Business (including any returns relating to Transfer Taxes), the filing and prosecution of any Tax claims, and any audit, litigation or other proceeding with respect to Taxes relating to the Business. Such cooperation shall include the retention of all books and records relating to such Taxes for a period of five (5) years after the filing date of such Tax Returns (unless such records are offered to the other party (redacted as necessary) before such period expires).

(e) Tax Contests. Buyer shall notify the Sellers of any pending or threatened Proceeding involving any Tax Return with respect to a Straddle Period and any Seller Prepared Returns or which might result in any indemnification obligation under Section 10.1(c) within ten (10) Business Days of receipt of notification thereof. The Sellers shall have the right to elect to represent the interests of the Company in any such Tax Proceeding (including without limitation, any correspondence or other contact with a Governmental Authority prior to the filing of such Tax Proceeding); provided, however, that if Sellers so elect, the Buyer shall have the right to participate in any such Tax Proceeding at the Buyer’s expense. The Sellers shall be deemed to have elected to represent the interests of the Company in connection with such Tax Proceeding unless Sellers notify Buyer that it is not electing to represent the interests of the Company in connection with such Tax Proceeding within five (5) days after the Sellers’ receipt of the written notification from Buyer of such Tax Proceeding. Upon the conclusion of any Tax Proceeding, the Buyer shall cause the Company and an appropriate officer of the Company to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Tax Proceeding. Notwithstanding anything to the contrary contained in herein, to the extent that the Sellers do not elect to represent the Company in any Tax Proceeding pursuant to this Section 6.8(e), without the prior written consent of Sellers (which consent will not be unreasonably withheld, conditioned or delayed), the Buyer shall not, and shall cause its affiliates not to, agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such Tax Proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of Sellers or any of their affiliates under this Agreement or give rise to an indemnification obligation pursuant to Section 10.1(c).

6.9 Repayment of Existing Indebtedness.

(a) Prior to or concurrently with the Closing hereunder, the Sellers shall cause the Company to repay in full and retire all current and long-term indebtedness (including, without limitation, all revolving credit facilities, term loans and notes and lines of credit or loans due to banks, similar financial institutions or other third parties, negative book balances and overdrafts, but expressly excluding accounts payable incurred by the Company in the normal course of business) of the Company (the “Indebtedness”) and all notes, loan agreements and other documents and instruments evidencing, securing or otherwise pertaining to the Indebtedness to be surrendered or terminated. For purposes hereof, Indebtedness shall also include all amounts due from the Company to any Seller or any Affiliate of any Seller or any Affiliate of the Company.

(b) Prior to or concurrently with the Closing, subject to the satisfaction of the other conditions to Closing hereunder, the Sellers shall cause all holders of any and all Indebtedness to: (i) release all Liens in any assets of the Company securing such indebtedness, and (ii) terminate all obligations of the Company with respect to such indebtedness.

(c) From time to time after the Closing, but in no event less than every thirty (30) days, in the event that Buyer is able to collect on any ordinary course accounts receivable existing as of the Closing, it shall remit any such amounts to Sellers collected in the preceding trailing thirty-day period minus any reasonable costs of collection in respect thereof.

6.10 MIP License. During the Interim Period, Sellers shall cause the Company to sell or surrender, the MIP License, along with all equipment, inventory and other tangible and intangible assets used in connection with the MIP License (together, the “MIP Assets”), in either case, before the Closing Date.

6.11 Condition of Premises. During the Interim Period and before the Closing, Seller shall remove all immature and growing plants from the Premises in accordance with the Marijuana Code and shall deliver the Premises at the Closing in a broom-clean condition.

Article VII
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

7.1 Statements of Fact. (a) Sellers’ Statements of Fact will be true and correct on and as of the Closing as though made on and as of the Closing (other than those Statements of Fact that speak to an earlier date); and (b) in the case of Sellers’ Statements of Fact that speak to an earlier date, such Statements of Fact will be true and correct as of the earlier date.

7.2 Performance. Sellers have performed and complied in all respects that could have a material impact on the value, operations, or business prospects of the Company with the agreements, covenants, and obligations required by this Agreement to be performed or complied with by Sellers at or before the Closing.

7.3 Sellers’ Deliverables. Sellers have delivered to Buyer, at the Closing, Sellers’ Closing Documents.

7.4 Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Buyer or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the operation of the Business.

7.5 No Material Adverse Effect. No Material Adverse Effect exists.

7.6 Final Governmental Approval. Final Governmental Approval shall have occurred.

7.7 Leased Premises. Buyer (or any Affiliate) and the Company shall have executed a lease for the Leased Premises substantially in the form annexed hereto as Exhibit F.

7.8 Intentionally deleted.

7.9 Transfer or Surrender of the MIP. Seller shall have closed upon the transfer of the MIP License and the MIP Assets to an unrelated third party or shall have otherwise surrendered the MIP License and otherwise disposed of the MIP Assets.

7.10 Minimum Inventory. The value of the Company’s inventory as of the Closing shall not be less than the six-month average of such value as determined in the reasonable discretion of the Parties.

Article VIII
SELLERS’ CONDITIONS TO CLOSING

The obligation of Sellers to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Sellers in its sole discretion):

8.1 Statements of Fact. (a) Buyer’s Statements of Fact will be true and correct in all material respects on and as of the Closing as though made on and as of the Closing (other than those Statements of Fact that speak to an earlier date); and (b) in the case of those Statements of Fact that speak as to an earlier date, such Statements of Fact will be true and correct in all material respects as of the earlier date.

8.2 Performance. Buyer will have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

8.3 Buyer’s Deliverables. Buyer will have delivered to Sellers the Purchase Price and Buyer’s Closing Documents.

8.4 Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Sellers or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

8.5 Final Governmental Approval. Final Governmental Approval shall have occurred.

8.6 Leased Premises. Buyer (or any Affiliate) and the Company shall have executed a lease for the Leased Premises substantially in the form annexed hereto as Exhibit F.

8.7 Transfer or Surrender of the MIP. Seller shall have closed upon the transfer of the MIP License and the MIP Assets to an unrelated third party or shall have otherwise surrendered the MIP License and otherwise disposed of the MIP Assets.

Article IX
TERMINATION

9.1 Termination. This Agreement may be terminated in one or more of the following ways:

(a) At any time before the Closing, by Sellers or Buyer, by written notice to the other, if any Law or final order of a Governmental Authority restrains, enjoins or otherwise prohibits or makes illegal the sale of the Interests pursuant to this Agreement.

(b) At any time before the Closing, by Buyer, by written notice to Sellers, if Sellers have materially breached their Statements of Fact or obligations under this Agreement and the breach would or does result in the failure of any condition set forth in Article VII; provided, however, that prior to any termination pursuant to this Section 9.1(b), Sellers shall have ten (10) Business Days to cure any such alleged breach, unless such breach is not susceptible to so curing.

(c) At any time before the Closing, by Sellers, by written notice to Buyer, if Buyer have materially breached its Statements of Fact or obligations under this Agreement and the breach would or does result in the failure of any condition set forth in Article VIII; provided, however, that prior to any termination pursuant to this Section 9.1(c), Buyer shall have ten (10) Business Days to cure any such alleged breach, unless such breach is not susceptible to so curing.

(d) Intentionally deleted.

(e) by any Party, by written notice to the other, if any of the conditions required under this Agreement have not occurred, or if it becomes apparent that any of such conditions will not be fulfilled; provided, however, that the right to terminate this Agreement under this Section 9.1(e) will not be available to a Party that has intentionally breached in any material respect any of its obligations under this Agreement and the intentional breach has been the cause of, or resulted in, the failure of the satisfaction of a condition to the Closing to occur on or before the Termination Date.

(f) This Agreement will automatically terminate if a Governmental Authority denies the Change of Ownership.

9.2 Effect of Valid Termination. If this Agreement is validly terminated pursuant to Section 8.1, there will be no liability or obligation hereunder on the part of either Party or any of their respective Affiliates, except as provided herein, provided, however, that Article I, Section 9.2, Article X, and Article XI will survive any such termination.

Article X
INDEMNIFICATION, THIRD-PARTY CLAIMS, AND ARBITRATION

10.1 Indemnity. From and after the Closing:

(a) Sellers shall severally, but not jointly, indemnify, defend, and hold harmless Buyer from and against all Losses incurred or suffered by Buyer resulting from:

(i) any material breach as of the Closing (as though made on and as of the Closing except to the extent a statement of fact is expressly made as of an earlier date, in which case only as of the earlier date) of Sellers’ Statements of Fact and/or Company’s Statements of Fact; and

(ii) any material breach of any covenant or agreement of Sellers or the Company contained in this Agreement; and

(iii) any Excluded Liabilities.

(b) Buyer shall indemnify, defend, and hold Sellers harmless from and against all Losses incurred or suffered by Sellers resulting from:

(i) any material breach as of the Closing (as though made on and as of the Closing Date except to the extent a statement of fact is expressly made as of an earlier date, in which case only as of the earlier date) of Buyer’s Statements of Fact; and

(ii) any material breach of any covenant or agreement of Buyer contained in this Agreement.

(c) Tax Indemnity. The Sellers severally, but not jointly, shall indemnify, defend and hold harmless, on an after-tax basis after taking into account any transaction Tax deductions, applicable prepayments or estimated payments of Tax, net operating losses or similar tax assets available to be utilized against Taxes during such Pre-Closing Period, the Company, Buyer, any officer or director thereof, and their respective Affiliates (collectively, the “Taxpayer”) from and against: (i) any Taxes with respect to a Pre-Closing Period for which the Taxpayer is or may be liable, subject to Section 6.8 hereof; (ii) the effect, if any, of an adjustment from a Pre-Closing Period on the Taxpayer in any period that ends after the Closing Date; (iii) any Taxes with respect to the Straddle Period, but only with respect to the portion of such Straddle Period that begins before and ends on the Closing Date; (iv) any Taxes imposed under Treas. Reg. §1.1502-6 (or any comparable provision of foreign, state or local Law); (v) notwithstanding any other provision of the Agreement, a breach of any representation set forth in Section 4.21 hereof; and (vi) fees and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Buyer, the Company or their respective Affiliates in connection therewith or in enforcing its rights or collecting any amounts due hereunder. This indemnity shall apply notwithstanding any investigation made by Buyer in connection with the transactions contemplated by this Agreement or, its receipt, examination, filing of or commenting on any Tax Return, shall be separate and independent of any other indemnity between the parties hereto, and notwithstanding anything in this Agreement to the contrary shall survive until three (3) months after the expiration of the applicable statute of limitations (including extension and waivers thereof) for such Taxes or other items.

10.2 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a) Sellers’ Statements of Fact and Buyer’s Statements of Fact will survive the Closing for so long as the appropriate statute of limitations in respect thereof is applicable.

(b) Buyer shall give written notice to Sellers within a reasonable period of time after becoming aware of any breach by Sellers of any statement of fact, covenant, agreement, or obligation in this Agreement, but in any event no later than thirty (30) days after becoming aware of such breach.

(c) Sellers shall give written notice to Buyer within a reasonable period of time after becoming aware of any breach by Buyer of any statement of fact, covenant, agreement, or obligation in this Agreement, but in any event no later than thirty (30) days after becoming aware of such breach.

(d) the Parties have a duty to reasonably mitigate any Loss in connection with this Agreement.

(e) Sellers’ liability with respect to non-Fundamental Representations is limited to Losses incurred or suffered by Buyer in an amount not to exceed the Holdback; provided, however, that with respect to breaches by Sellers of Sections 3.1 (Company Organization), 3.2 (Authority), 3.3 (No Conflicts; Consents and Approvals), 3.4 (Capitalization), 3.5 (Broker), 4.1 (Company Organization), 4.2 (Authority), 4.4 (Capitalization),  4.21 (Taxes) 4.25 (No Undisclosed Liabilities), 4.27 (Brokers), and 4.28 (Environmental) (collectively, the “Fundamental Representations”), liability shall be limited to an aggregate equal to the Purchase Price; provided, however, that with respect to the Sellers pursuant to Section 4.21 (Taxes), liability shall be limited to an aggregate equal to one and one-half times (1.5x) the Purchase Price. If there are any Losses relating to or arising out of fraud, then Sellers’ liability in respect thereof shall be unlimited.

(f) Buyer’s liability with respect to Section 10.1 is limited to Losses incurred or suffered by Sellers in an amount not exceeding the Purchase Price.

(g) Recovery for indemnification hereunder for either Buyer or Sellers shall be available only if and to the extent that Losses exceed, in the aggregate in respect of either Party, $10,000.

(h) Recovery for indemnification hereunder for either Buyer or Sellers shall be available only with respect to Claims that arise no later than the two (2) year anniversary of the Closing; provided, that with respect to any breach by Sellers of Fundamental Representations, the only time limitation that shall apply for indemnification shall be the applicable statute of limitations in respect thereof.

(i) Buyer acknowledges that is has exercised due diligence and proper investigation regarding this transaction contemplated by this Agreement. Neither Sellers nor the Company shall be liable for any Losses if Buyer had knowledge of such inaccuracy or breach prior to Closing.

10.3 Procedure with Respect to Third-Party Claims.

(a) If a Party is threatened with or becomes subject to a third party Claim, and such Party (the “Claiming Party”) believes it has a claim entitled to indemnification from the other Party (the “Responding Party”) as provided in Section 9.1 as a result, then the Claiming Party shall notify the Responding Party within five (5) business days of the earlier of becoming (i) subject to such third party Claim or (ii) aware of the threat of such Claim, in either case in writing setting forth the basis for and nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party will not relieve the Responding Party of liability hereunder except to the extent that the defense of the Claim is prejudiced by the failure to give the notice.

(b) If any Proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to Section 10.3(a), the Responding Party may participate in the Proceeding and, to the extent that it wishes, to assume the defense of the Proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake the defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party, and (iii) if the Responding Party is a party to the Proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest. The Claiming Party may, in its sole discretion, employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the Claiming Party shall pay the fees and expenses of its counsel. The Claiming Party shall cooperate with the Responding Party and its counsel in the defense or compromise of the Claim. If the Responding Party assumes the defense of a Proceeding, no compromise or settlement of the Claims may be effected by the Responding Party without the Claiming Party’s consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party, and (y) the sole relief provided is monetary damages that the Responding Party pays in full.

(c) If notice is given to the Responding Party of the commencement of any third-party Proceeding and the Responding Party does not, within fourteen (14) days after the Claiming Party’s notice is given pursuant to Section 10.3(a), give notice to the Claiming Party of its election to assume the defense of the Proceeding, any of the conditions set forth in clauses (i) through (iii) of Section 10.3(b) above become unsatisfied or a Claiming Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party may (upon notice to the Responding Party) undertake the defense, compromise or settlement of the Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the Losses associated with defending against the third-party Claim (including reasonable attorneys’ fees and expenses) and will remain otherwise responsible for any liability with respect to amounts arising from or related to the third-party Claim, in both cases to the extent it is ultimately determined that the Responding Party is liable with respect to the third-party Claim for a breach under this Agreement. The Responding Party may elect to participate in the Proceedings, negotiations or defense at any time at its own expense.

10.4 Mandatory Mediation.

(a) Except for Claims arising under Section 6.8, any dispute, Claim, interpretation, controversy, or issues of public policy arising out of or relating to this Agreement, including the determination of the scope or applicability of this Section 10.4, will be subject to mandatory mediation prior to the filing of any arbitration action as described in this Section 10.4.

(b) The mediator will be selected from the roster of mediators at Judicial Arbiter Group, Inc. in Denver, Colorado (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single mediator within ten days after a demand for mediation is made, then the mediator will be selected by JAG from among its available professionals. The mediation will be held within 45 days of the selection of the mediator. All communications, both written and oral, during mediation are confidential and will be treated as settlement negotiations for purposes of the Colorado Rules of Evidence. The mediation process will be confidential pursuant to terms agreed to by the Parties and the mediator. Each Party shall bear an equal share of any costs and fees associated with mediation, except for legal fees and expenses incurred by the Parties.

(c) If the Parties are unable to resolve a dispute, Claim, interpretation, controversy, or issue of public policy pursuant to this Section 10.4, the Parties shall engage in binding arbitration pursuant to Section 10.5.

10.5 Mandatory Binding Arbitration.

(a) Except for Claims arising under Section 6.8, any dispute, Claim, interpretation, controversy, or issues of public policy arising out of or relating to this Agreement, including the determination of the scope or applicability of this Section 10.5, will be determined exclusively by arbitration held in Denver, Colorado, and will be governed exclusively by the Colorado Revised Arbitration Act, §§ 13-22-201, et seq., C.R.S. (the “CRAA’’).

(b) The arbitrator will be selected from the roster of arbitrators at Judicial Arbiter Group, Inc. in Denver, Colorado (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single arbitrator within ten days after a demand for arbitration is made, then the arbitrator will be selected by JAG from among its available professionals. Arbitration of all disputes and the outcome of the arbitration will remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment.

(c) The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 10.5 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the CRAA. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any Colorado state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

(d) Intentionally deleted.

Article XI
MISCELLANEOUS

11.1 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

11.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

11.3 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving the term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, are cumulative and not alternative.

11.4 Succession and Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their successors and assigns. Buyer may assign its rights, interests and obligations hereunder. Sellers may not assign this Agreement or any of its rights, interests, or obligations hereunder.

11.5 Counterparts; Electronic or Fax Signatures. This Agreement may be executed in counterparts, each of which will be an original and all of which, when taken together, will constitute one instrument notwithstanding that all parties have not executed the same counterpart. Signatures that are transmitted electronically or by fax will be effective as originals.

11.6 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define, or limit any of its terms or provisions.

11.7 Notices. Any notice, request, demand, Claim, or other communication hereunder will be in writing and will be deemed delivered: (a) three Business Days after it is sent by U.S. mail, certified mail, return receipt requested, postage prepaid; or (b) one Business Day after it is sent via a reputable nationwide overnight courier or sent via email, in each of the foregoing cases to the intended recipient as set forth below:

If to Buyer:	c/o TREES CORPORATION 215 Union Boulevard, Suite 415 Lakewood, CO 80228 Attn: David R. Fishkin, General Counsel dfishkin@treescann.com

With a copy to:	Hassan + Cables 1035 Pearl Street, Suite 200 Boulder, CO 80302 Attn: David Wunderlich, Esq. david@hassancables.com

If to Sellers:	BEDDOR CLAUDE LLC D/B/A CHRONIC THERAPY 6779 W. Arkansas Ave. Lakewood, CO 80232 Attention: Jason Saunders jason@chronictherapy.co

With a copy to:	Gould & Ratner LLP
Attention: Garrett Graff
1801 Wewatta Street, 11th Floor
Denver, CO 80202
Email: ggraff@gouldratner.com

Any Party may give any notice, request, demand, Claim, or other communication hereunder by personal delivery, electronically, or fax, but no such notice, request, demand, Claim, or other communication will be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. A Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving notice to the other Party in the manner herein set forth.

11.8 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in imposition of another state’s Law. THE PARTIES ACKNOWLEDGE THAT (A) COLORADO HAS PASSED AMENDMENTS TO THE COLORADO CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA INDUSTRY AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF MARIJUANA IS ILLEGAL UNDER FEDERAL LAW. THE PARTIES WAIVE ANY DEFENSES BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW.

11.9 Waiver of Right to Trial by Jury. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BYLAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM THEREIN.

11.10 Attorneys’ Fees. If either Party brings a Proceeding to enforce the provisions of this Agreement, the substantially prevailing Party will be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the non-prevailing Party as determined by the arbitrator or a court of law.

11.11 Specific Performance. The rights of both Parties to consummate the transactions contemplated hereby (including the satisfaction of any condition to the Closing) are special, unique, and of extraordinary character, and if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the other Party may be without an adequate remedy at law. If Sellers violates or fails or refuses to perform any covenant or agreement made by them herein, Buyer may (at any time prior to the earlier of a) valid termination of this Agreement pursuant to Article IX and b) the Closing), subject to the terms hereof, institute and prosecute an action to enforce specific performance of the covenant or agreement. The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 11.11. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding with respect to this Section 11.11.

11.12 Invalid Provisions. If a dispute between the Parties arises out of this Agreement or the subject matter of this Agreement, the Parties would want a court or arbitrator to interpret this Agreement as follows:

(a) With respect to any provision held to be unenforceable, by modifying that provision to the minimum extent necessary to make it enforceable or, if that modification is not permitted by law or public policy, by disregarding the provision;

(b) if an unenforceable provision is modified or disregarded in accordance with this Section 10.12, by holding the rest of the Agreement will remain in effect as written;

(c) by holding that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable; and

(d) if modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Agreement, by holding the entire Agreement unenforceable.

Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.13 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

11.14 Amendments. The Parties may amend any provision of this Agreement only by a written instrument signed by the Parties.

11.15 Confidentiality and Publicity. This Agreement is confidential and will not be disclosed to any third party (other than the Parties’ Affiliates, attorneys, accountants, auditors, or other advisors, or Governmental Authorities) except as required for Tax purposes or as required by Law. A Party receiving a request for this Agreement shall promptly notify the other Party to afford it the opportunity to object or seek a protective order regarding this Agreement or information contained herein. Either Party may issue a press release or public announcement, and make any required public filings, concerning any of the transactions contemplated by this Agreement, but only with the prior written consent of the other Party, provided that, Buyer or its Affiliates may make any securities filings or other required disclosures without any such consent as may be required by applicable Law.

11.16 Advice of Counsel. Each Party has had the opportunity to seek the advice of independent legal counsel and has read and understood each of the terms and provisions of this Agreement.

11.17 MED Reformation. This Agreement and the transactions contemplated hereby are subject to review by the MED and any Applicable City. If the MED or an Applicable City determines that this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement according to such Governmental Authority’s requirements while effectuating the original intent of this Agreement as near as possible.

[Signature page follows immediately]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first above written.

TREES COLORADO LLC

By:
Name:	Adam Hershey
Title:	Interim Chief Executive Officer

BEDDOR CLAUDE LLC
D/B/A CHRONIC THERAPY

By:
Name:	Jason Saunders
Title	Manager

INDIVIDUAL SELLERS:

Jason Saunders

Matthew Saunders

Robert Domagata

Sandra Beddor

List of Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Allocation of Consideration
Exhibit C	Sellers’ Officer’s Certificate
Exhibit D	IP Agreements
Exhibit E	Buyer’s Officer’s Certificate
Exhibit F	Form of Lease

EXHIBIT A

FORM OF ESCROW AGREEMENT

EXHIBIT B

ALLOCATION OF CONSIDERATION

Name of Holder	Percentage of Company
Sandra Beddor	25%
Matthew Saunders	25%
Robert Domagata	25%
Jason Saunders	25%

EXHIBIT C

SELLERS’ OFFICER’S CERTIFICATE

This Sellers’ Officer’s Certificate is delivered with respect to Article VII of that certain Membership Interest Purchase Agreement dated ________, 2025 (the “MPA”) by and among TREES COLORADO, LLC, a Colorado limited liability company, or its assigns (“Buyer”), and BEDDOR CLAUDE LLC D/B/A CHRONIC THERAPY, a Colorado limited liability company, and the individuals set forth on the signature page to the MPA (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”). Capitalized terms used in this certificate that are defined in the MPA have the respective meanings ascribed to them in the MPA.

The undersigned, jointly and severally, hereby certify as follows:

1. Sellers’ Statements of Fact are true and correct on and as of the Closing as though made on and as of the Closing.

2. Each Seller has performed and complied in all material respects with the agreements, covenants, and obligations required by the MPA to be performed or complied with by Sellers at or before the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of Sellers as of the date first written above.

Dated:	BEDDOR CLAUDE LLC
D/B/A CHRONIC THERAPY

By:
	Name:	Jason Saunders
	Title	Manager

INDIVIDUAL SELLERS:

Robert Domagata	Jason Saunders

Matthew Saunders	Sandra Beddor

EXHIBIT D

IP AGREEMENTS

EXHIBIT E

BUYER’S OFFICER’S CERTIFICATE

This Buyer’s Officer’s Certificate is delivered with respect to Article VIII of that certain Membership Interest Purchase Agreement dated ________, 2025 (the “MPA”) by and among TREES COLORADO, LLC, a Colorado limited liability company, or its assigns (“Buyer”), and BEDDOR CLAUDE LLC D/B/A CHRONIC THERAPY, a Colorado limited liability company, and the individuals set forth on the signature page to the MPA (collectively together with their respective subsidiaries, affiliates and assigns, “Seller” or “Sellers”). Capitalized terms used in this certificate that are defined in the MPA have the respective meanings ascribed to them in the MPA.

The undersigned hereby certifies as follows:

1. Buyer’s Statements of Fact are true and correct on and as of the Closing as though made on and as of the Closing.

2. Buyer has performed and complied in all material respects with the agreements, covenants, and obligations required by the MPA to be performed or complied with by Buyer at or before the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of Buyer as of the date first written above.

Dated:	TREES COLORADO LLC

By:
	Name:	Adam Hershey
	Title:	Interim Chief Executive Officer

EXHIBIT F

FORM OF LEASE